P R E S S   R E L E A S E

FOR ADDITIONAL INFORMATION:
Contact Christy Coulston,
Vice President & Marketing Director
(707) 935-3200

SONOMA VALLEY BANCORP ANNOUNCES RECORD
 TOTAL ASSETS FOR THE FIRST QUARTER OF 2009

SONOMA, California April 17, 2009 - Sonoma Valley Bancorp, the holding company for Sonoma Valley Bank, posted record total assets of $332 million at March 31, 2009 up 11.3% from $298 million as of March 31, 2008.  Loans net of reserves reached $275 million, up 10.7% from $248 million in 2008 while deposits grew 9.8%, to $264 million, up from $240 million a year ago.  The Company’s crucial total risk-based capital ratio stands at a very healthy level of 14.3%, up from 11.6% one year ago.

Sonoma Valley Bank President and CEO, Sean Cutting reported 2009 first quarter company earnings of $557,886, compared to the earnings of $1,027,289 a year ago, a decline of 45.7%, but an increase of 31.2% when measured against the company earnings for the fourth quarter of 2008.  On a per share basis, net income for common stockholders was $.22 versus $.46 during the same period in 2008. The annualized Return on Average Assets was 0.70% and the annualized Return on Average Equity was 6.57%. The Book Value for common stock at period end was $13.45.

In the first quarter, the Bank added $630,000 to the allowance for loan losses which represented an increase of 186% over the 2008 level, leaving the reserve at 1.80% of gross loans, well above its peer group average. The increase in the provision was made in response to the overall growth of the loan portfolio, an increase in charge-off experience, and an increased level of risk with the Bank’s loan portfolio due to the significant devaluation in collateral values securing many of the Bank’s loans. The Bank had 2.18% in non-performing assets at March 31, 2009, up from 0.37% at March 31, 2008.  The Bank continues to closely monitor the performance of the loan portfolio and the adequacy of the reserve account, and is prepared to make adjustments as deemed necessary.

In February, the Company received $8.6 Million in Capital as a participant in the U.S. Treasury’s Capital Purchase Program. The Company’s participation in the program was important in that it increased its capital ratios at a time when stronger capital levels are more important than ever.  The Company expects the remainder of 2009 to stay a highly challenging environment for the financial service and banking sectors. Material increases in FDIC insurance premiums, in addition to much higher than normal loan loss provisions and pressure on net interest margins will likely continue to challenge earnings for the remainder of the year.

Given the Bank’s knowledge of its local market and the recent implementation of more sophisticated internet banking technology, it is well-positioned to continue gaining local market share and provide continued long-term profitability to the holding company as the economy and real estate markets recover.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.